UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 20, 2006

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Equity Grants to Certain Officers

On July 20, 2006, the Compensation Committee of the Board of Directors (the “Board”) of PDL BioPharma, Inc. (the “Company”) granted shares of restricted common stock of the Company and options to purchase shares of common stock of the Company to the following officers of the Company in connection with each respective officer’s service in the capacity set forth beside such officer’s name:

Name	Title	Shares of Restricted Common Stock	Shares of Common Stock Subject to Option
Steven Benner	Senior Vice President and Chief Medical Officer	7,000	10,500
Richard Murray	Senior Vice President and Chief Scientific and Technical Officer	17,000	25,500
Andrew Guggenhime	Senior Vice President and Chief Financial Officer	—	20,000
Jaisim Shah	Senior Vice President, Marketing and Business Affairs	12,500	18,750
Laurie Torres	Vice President, Human Resources and Corporate Services	13,000	19,500

Each of the listed grants of shares of restricted common stock was made under the Company’s 2005 Equity Incentive Plan. The shares of restricted common stock granted are subject to a risk of forfeiture that lapses annually over the four-year period starting July 20, 2006. Each listed option was made under the Company’s 1999 Stock Option Plan. Each listed option vests with respect to 1/48 of the shares of common stock subject to the option monthly after July 20, 2006.

Compensation of Directors

Cash Compensation

On July 20, 2006, the Board revised the compensation policy for members of the Board to provide that each director who is not an employee of the Company (an “Outside Director”) will receive the cash compensation described in the paragraphs below.

Each Outside Director who is not the Chairperson of the Board will receive cash compensation in the amount of $25,000 for the period July 1, 2006 to June 30, 2007 and $30,000 per year thereafter. If the Chairperson of the Board is an Outside Director, the Chairperson of the Board will receive cash compensation in the amount of $60,000 per year beginning July 1, 2006.

Beginning July 1, 2006, each member of the Audit Committee (other than the Chairperson of the Audit Committee) will receive cash compensation of $12,000 per year and the Chairperson of the Audit Committee will receive cash compensation of $20,000 per year. Beginning July 1, 2006, each member of each of the Compensation, Nominating and Governance, Commercialization Review, Scientific Review and Compliance Committees of the Board (other than the Chairperson of such committee) will receive cash compensation of $6,000 per year and each Chairperson of the foregoing committees of the Board will cash compensation of $10,000 per year.

Each Outside Director will, effective July 1, 2006 also receive cash compensation for attendance at meetings of the Board and committees of the Board as set forth below:

	Attendance in Person	Attendance by Telephone
Board Meetings	$2,000	$1,000
Committee Meetings	$1,000	$500

All cash compensation paid to Outside Directors for their service on the Board (including the committees of the Board) will continue to be paid on a quarterly basis.

Equity Compensation

On July 20, 2006, the Board also revised the compensation policy for members of the Board to provide that each Outside Director will receive the equity compensation described in the paragraphs below.

Each Outside Director that is a member of a committee of the Board (other than the Stock Option Committee) will receive an annual grant of an option to purchase 3,000 shares of common stock with respect to each committee of which such Outside Director is a member. If the Chairperson of the Board is an Outside Director, the Chairperson of the Board will receive an annual grant of an option to purchase 25,000 shares of common stock. Each such option will vest monthly over 12 months (subject to the optionee’s continued service as a member of the Board) and will be granted at the first meeting of the Board that occurs after each annual meeting of the stockholders of the Company which occurs after July 20, 2006.

In addition to the option grants described in the preceding paragraph and in addition to the non-discretionary, automatic grants of options provided for under the Company’s 2002 Outside Directors Stock Option Plan, each Outside Director will receive an annual grant of an option to purchase 7,000 shares of common stock. Each such option will vest monthly over 12 months (subject to the optionee’s continued service as a member of the Board) and will be granted at the first meeting of the Board that occurs after each annual meeting of the stockholders of the Company which occurs after July 20, 2006.

Each person who first becomes an Outside Director after July 20, 2006 and on or before June 30, 2007 will receive an option to purchase 10,000 shares of common stock and each person who first becomes an Outside Director after June 30, 2007 will receive an option to purchase 15,000 shares of common stock. Such initial option grants would be in addition to the non-discretionary, automatic grants of options provided for under the Company’s 2002 Outside Directors Stock Option Plan upon a person’s first becoming an Outside Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2006

PDL BIOPHARMA, INC.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and
Chief Financial Officer